UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 21, 2020

NOCERA, INC.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

000-55993	16-1626611
(Commission File Number)	(IRS Employer Identification No.)

2030 POWERS FERRY ROAD SE, SUITE #212

ATLANTA, GA 30339

(Address of principal executive offices and zip code)

404-816-8240

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each Class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 – Results of Operations and Financial Condition

Guizhou Wan Feng Hu Intelligent Aquatic Technology Co. Limited (“GZ WFH”), our Chinese manufacturing subsidiary has been controlled and managed by Nocera, Inc. (the “Company” or “we”) through VIE contractual arrangements. Due to the pandemic of COVID-19 pandemic, and travel restrictions imposed by the Chinese government, we have been unable to travel to Guizhou, China and properly supervise and evaluate the regional management team of GZ WFH.

Due to the COVID-19 related travel restrictions, the Company has only been able to communicate with the regional management team and evaluate the operations remotely through a combination of communication tools including emails, telephone calls, and WeChat. In August 2020, the regional management team failed to respond to our requests for data. We have been unable to re-establish communications with the GZ WFH. Based upon information and belief, it is our understanding that the lack of communication is a voluntary decision on the part of the regional management team. As a result of the actions of the regional management team of GZ WFH, the Company is unable to enforce adequate controls and procedures as well as management supervision and control over GZ WFH.

The Company has decided to terminate any relationships with GZ WFH and its management, and termination of the VIE. We intend to file an amendment to this 8-K with the financial impacts of the termination, upon completion of our financial analysis.

The issues related to GZ WFH do not impact our recently announced 2nd Generation RAS tank systems. We own technology and research and development in the WFOE, and have a license from the Patent holder, one of our employees.

After termination of GZ WFH, we will have no restriction to establish operations in Taiwan, and we will shift our manufacturing and operations to Taiwan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nocera, Inc.

By: /s/ Yin-Chieh Cheng

____________________

Yin-Chieh Cheng

Title: CEO

Date: September 21, 2020